SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, DC 20549
                   ____________________________

                           SCHEDULE 13G

           UNDER THE SECURITIES EXCHANGE ACT OF 1934
                         (Amendment No. 9)

                SED International Holdings, Inc.
      (formerly known as Southern Electronics Corporation)
                        (Name of Issuer)

                  Common Stock, $.01 par value
                 (Title of Class of Securities)

                          842811 10 1
                         (CUSIP Number)


     1   The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSP No.    842811 10 1        13G              Page 2 of 5 Pages

1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     SED Associates, a Georgia general partnership
     58-1701459

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [BOX]
                                                       (b) [BOX]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Georgia

5.   SOLE VOTING POWER
     496,850

6.   SHARED VOTING POWER
     -0-

7.   SOLE DISPOSITIVE POWER
     496,850

8.   SHARED DISPOSITIVE POWER
     -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     496,850

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES
                                             [BOX]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     4.6%

12.  TYPE OF REPORTING PERSON
     PN

Item 1(a).     Name of Issuer:

               SED International Holdings, Inc. (formerly known as Southern Electronics Corporation)

Item 1(b).     Address of Issuer's Principal Executive Offices

               4916 North Royal Atlanta Drive
               Atlanta, Georgia 30085

Item 2(a).     Name of Person Filing:

               SED Associates, a Georgia general partnership

Item 2(b).     Address of Principal Business Office or, if None,
               Residence:

               4916 North Royal Atlanta Drive
               Atlanta, Georgia 30085

Item 2(c).     Citizenship:

               Georgia

Item 2(d).     Title of Class of Securities:

               Common Stock, $.01 par value

Item 2(e).     CUSIP Number:

               842811 10 1

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

               Inapplicable

Item 4.        Ownership:

               Inapplicable

Item 5.        Ownership of Five Percent or Less of a Class:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owners of more than five percent of the class of securities, check the
               following:         [X]

Item 6.        Ownership of More than Five Percent on Behalf of
               Another Person:

               Inapplicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

               Inapplicable

Item 8.        Identification and Classification of the Members of the
               Group:

               Inapplicable

Item 9.        Notice of Dissolution of Group:

               Inapplicable

Item 10.       Certification:

               Inapplicable

                              SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              SED Associates



       2/12/98                          /s/ Gerald Diamond
Date                                    Signature

                                        By:  Gerald Diamond
                                        Title: Managing Partner